Exhibit 10.5
COPT DEFENSE PROPERTIES
RESTRICTED SHARE AWARD CERTIFICATE
(2017 OMNIBUS EQUITY AND INCENTIVE PLAN)

This Certificate pertains to the Award (as hereinafter defined) granted by COPT Defense Properties, a Maryland real estate investment trust (the “Company”), to you as an employee (“Employee”).

1.Award.

(a)Shares. Pursuant to the COPT Defense Properties 2017 Omnibus Equity and Incentive Plan (the “Plan”), the Company hereby grants [# SHARES] Restricted Shares (the “Award”) to Employee. On the Grant Date (as hereinafter defined), Employee shall receive the number of common shares specified above (the “Restricted Shares”) of beneficial interest, $0.01 par value per share, of the Company, subject to the restrictions and conditions set forth herein and in the Plan. The date of this award shall be [DATE] (the “Grant Date”).

(b)Plan Incorporated. This award of Restricted Shares shall be subject to and governed by all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Certificate. Capitalized terms in this Certificate shall have the meaning specified in the Plan, unless a different meaning is specified herein.

2.Restricted Shares.

(a)Forfeiture Restrictions. The Restricted Shares shall be subject to the Forfeiture Restrictions (as hereinafter defined) from the Grant Date through [RESTRICTED PERIOD END DATE] (the “Restricted Period”). The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of during the Restricted Period to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation for forfeit and surrender of Restricted Shares to the Company are herein referred to as “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule provided that Employee has been continuously employed by the Company or a Subsidiary from the Grant Date through the lapse date.

Lapse Date	Percentage of Total Number of Restricted Shares as to Which Forfeiture Restrictions Lapse
First anniversary date of the Grant Date	33%
Second anniversary date of the Grant	33%
Third anniversary date of the Grant Date	34%

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(c)Termination of Employment. Notwithstanding the foregoing, in the event Employee’s employment with the Company and its Subsidiaries is terminated for any reason, except as otherwise provided in any employment agreement between Employee and the Company or one of its Subsidiaries, in any severance or retirement plan or policy of the Company or one of its Subsidiaries applicable to Employee then in effect, or as otherwise determined by the Administrator, the Restricted Shares with respect to which the Forfeiture Restrictions have not lapsed shall automatically and immediately be forfeited and returned to the Company for no consideration.

(d)Dividends and Voting Rights. Employee shall be entitled to receive any dividends paid with respect to shares of Restricted Shares that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of Employee with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which Employee has forfeited the Restricted Shares. Employee shall be entitled to vote the Restricted Shares during the Restricted Period to the same extent as would have been applicable to Employee if Employee was then vested in the shares; provided, however, that Employee shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which Employee has forfeited the Restricted Shares.

(e)Evidence of Shares. Notwithstanding any other provisions of this Certificate, the issuance or delivery of any Shares (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver any Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange. The Restricted Shares will be issued and held by the Company’s transfer agent in book entry form and Employee’s name shall be entered as a shareholder of record on the books of the Company.

3.Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Unless otherwise permitted by the Administrator, the Company shall withhold from Restricted Shares with respect to which the Forfeiture Restrictions have lapsed a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, that to the extent necessary to avoid adverse accounting

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treatment, such Share withholding may be limited to the minimum required tax withholding obligation and, in all cases, Share withholding will be limited to the number of Restricted Shares with respect to which the Forfeiture Restrictions have lapsed (e.g., if Employee makes an election under Section 83(b) of the Code with respect to the Restricted Shares, Employee will be required to satisfy the associated withholding obligation in cash, unless otherwise permitted by the Administrator). For purposes of share withholding, the Fair Market Value of withheld Shares shall be determined in the same manner as the value of Shares includible in income of Employee.

4.Status of Shares. The Restricted Shares may not be sold or otherwise disposed of in any manner which could constitute a violation of any applicable federal or state securities laws. In addition, (i) any evidence of the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the share transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) the Company may give related instructions to is transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.Employment Relationship. For purposes of this Certificate, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor entity or a Subsidiary of the Company or any successor. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Administrator, or its delegate, as appropriate, and its determination shall be final.

6.Administrator’s Powers. No provision contained in this Certificate shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Administrator or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

7.Binding Effect. This terms and conditions set forth in this Certificate shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

8.Governing Law. This Certificate and the Award shall be governed by, and construed in accordance with, the laws of the State of Maryland.

9.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Certificate to continue Employee in employment and neither the Plan nor this Certificate shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of Employee at any time.

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10.Data Privacy Consent. In order to administer the Plan and the Award and to implement or structure future equity grants, the Company and its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or the Award.

11.Integration. This Certificate (including the provisions of the Plan incorporated herein by reference) constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

12.Notices. Notices hereunder shall be mailed or delivered (electronically or otherwise) to the Company at its principal place of business and shall be mailed or delivered to Employee at the address or email address on file with the Company or, in either case, at such other address or email address as one party may subsequently furnish to the other party in writing.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed by an officer thereunto duly authorized as of the date set forth below.

COPT DEFENSE PROPERTIES

By:
Name:
Title:
Date:

[Signature Page to Restricted Share Award Certificate]